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                                                                     EXHIBIT 3.2


                            CERTIFICATE OF AMENDMENT
                                       OF
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                TICKETS.COM, INC.

         Tickets.com, Inc. (the "Corporation"), a corporation organized and existing under the laws of the State of Delaware, does hereby certify that:

         FIRST: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on January 25, 1995, under the name "The Entertainment Express, Inc." On May 31, 1996, the Corporation filed a Restated Certificate of Incorporation. On January 2, 1997, the Corporation filed a Certificate of Amendment changing the name of the Corporation to "Advantix, Inc." On March 25, 1997, the Corporation filed a Restated Certificate of Incorporation and on September 25, 1997, the Corporation filed an Amended and Restated Certificate of Incorporation (the "First Prior Certificate"). On May 22, 1998, the Corporation filed an Amended and Restated Certificate of Incorporation, which amended and restated the First Prior Certificate (the "Second Prior Certificate"). On March 19, 1999, the Corporation filed an Amended and Restated Certificate of Incorporation, which amended and restated the Second Prior Certificate (the "Third Prior Certificate"). On May 14, 1999, the Corporation filed an Amended and Restated Certificate of Incorporation, which amended and restated the Third Prior Certificate (the "Fourth Prior Certificate"). On May 25, 1999, the Corporation filed a Certificate of Amendment changing the name of the Corporation to "Tickets.com, Inc." On August 4, 1999, the Corporation filed an Amended and Restated Certificate of Incorporation, which amended and restated the Fourth Prior Certificate.

         SECOND: Division A of Article IV of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended in its entirety to read in full as follows:

                  "A. Classes of Stock. This Corporation is authorized to issue two classes of stock to be designated, respectively, "COMMON STOCK" and "PREFERRED STOCK." The total number of shares of capital stock that the Corporation is authorized to issue is Three Hundred Sixty Million (360,000,000). The total number of shares of Common Stock this Corporation shall have authority to issue is Two Hundred Seventy Million (270,000,000). The total number of shares of Preferred Stock this Corporation shall have authority to issue is Ninety Million (90,000,000). The Common Stock shall have a par value of $.000225 per share and the Preferred Stock shall have a par value of $.000225 per share.

                  Upon the effectiveness of this Certificate of Amendment of Amended and Restated Certificate of Incorporation, each outstanding share of Common Stock of the corporation will automatically be converted, without any further action on the part of the holder thereof, into .44444445 of a share of Common Stock, provided that no fractional shares shall be issued pursuant to such conversion. The Corporation shall pay to each stockholder who would otherwise be entitled to a fractional share as a result of such conversion, the cash value of such fractional share based on a $8.00 price per share of the Common Stock after giving effect to the conversion."

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         THIRD: Section 4(b) of Division B of Article IV of the Amended and
Restated Certificate of Incorporation of the Corporation is hereby amended in its entirety to read in full as follows:

                  "(b) Automatic Conversion. Each share of Series A Preferred Stock, Series A1 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock, at the applicable conversion rate then in effect for such series as calculated pursuant to Section 4(c), except as provided below in Section 4(d), immediately upon the closing of the sale of the Corporation's Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 (or successor form then in effect) under the Securities Act of 1933, as amended, resulting in gross aggregate proceeds of not less than Forty-Six Million Dollars ($46,000,000), before deduction of any underwriting discounts, commissions and registration expenses (a "QUALIFIED PUBLIC OFFERING")."

         FOURTH: The amendment described above was duly adopted in accordance with the provisions of Section 245 and 228 of the Delaware General Corporation Law by the Board of Directors and stockholders of the Corporation, and prompt written notice was duly given pursuant to Section 228 of the Delaware General Corporation Law to those stockholders who did not approve the amendment set forth above by written consent.


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         IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Amendment of Amended and Restated Certificate of Incorporation to be executed by its Chief Financial Officer and attested by its Secretary this ___ day of October, 1999.

                                       TICKETS.COM, INC.


                                       By:
                                           -------------------------------------
                                           John M. Markovich, Executive Vice
                                           President and Chief Financial Officer

ATTEST:


-------------------------------------
Paul A. Rowe, Secretary


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